Exhibit 99.1

Contact:

Alexandra Santos
Corporate Communications
Cerus Corporation
(925) 288-6156

CERUS APPOINTS CLAES GLASSELL AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Board of Directors Cites Operational Acumen and Record of Growth as Key to Appointment

CONCORD, CA, May 3, 2004 – The Board of Directors of Cerus Corporation (Nasdaq: CERS) today announced the appointment of Claes Glassell as president and chief executive officer, effective May 10, 2004. Glassell, 53, will also join the Cerus board of directors.  Glassell succeeds Stephen Isaacs, 55, who has voluntarily decided to retire from his position as president and chief executive officer and from the board of directors effective May 10, 2004.

Prior to his appointment, Glassell spent more than eight years at Cambrex Corporation (NYSE:CBM), a leading global supplier of products and services to the life sciences industry in support of drug discovery, development and commercial scale manufacturing.  In his role there as president and chief operating officer, Glassell managed 2,000 people in 16 sites in the United States and Western Europe and helped transform Cambrex from a specialty chemicals company into a business with a strategic focus on life sciences. During his tenure, Cambrex sales grew from $230 million to $520 million and the company’s enterprise value increased seven-fold.  Glassell also was a key player in the completion and integration of seven acquisitions and led the company’s branding efforts for the entire range of Cambrex products and services.  Furthermore, he drove numerous licensing and partnership deals, including successfully negotiating agreements with Procter & Gamble, Pharmacia, Abbott, Genzyme, Novartis, Pfizer and GlaxoSmithKline.

“This is an important juncture in the evolution of Cerus.  With Claes on board, we are in an excellent position to deliver on our objective of providing safer and more effective options to patients with substantial unmet medical needs,” said Chairman of the Board B.J. Cassin. “Over the past year, Cerus has broadened its focus beyond blood safety to include the development of a therapeutic vaccine platform.  Claes’s broad expertise in

-more-

growing businesses, commercializing products and managing partnerships will be critical to drive future growth.”

“I look forward to working with my new colleagues and collaborating with our strategic partners to enable Cerus to achieve its full potential in the established INTERCEPT program and the exciting vaccine initiative,” said Glassell. “While Cerus has had its share of challenges, the company’s strong scientific team and demonstrated ability to develop versatile product platforms with large market potential, are a base upon which I believe we can build significant value for stockholders.”

Cassin continued, “I would also like to thank Steve Isaacs, who founded Cerus in 1991, for over 12 years of dedicated service to the company and for the leadership he has exhibited in growing Cerus to this exciting stage.  During his tenure, Steve oversaw the entire development effort which led to our licensed product in Europe, and also provided the vision to broaden the company’s platforms to include the new vaccine program.   We wish him well.”

Glassell holds a Masters degree in Chemical Engineering from Chalmers University of Technology in Gothenberg, Sweden, and is a graduate of the Advanced Management Program at Harvard University.

In a separate news release today, Cerus announces its quarterly earnings and has a conference call scheduled for 4:30 p.m. EDT today.  Interested parties can access a live Internet broadcast at http://www.cerus.com/pages/IR/wc.html. For those unable to listen to the live broadcast, the call will be archived at www.cerus.com.

ABOUT CERUS

Cerus Corporation is developing novel technologies to provide safer and more effective options to patients in areas with substantial unmet medical needs.   Cerus’ most advanced program is the INTERCEPT Blood System, designed to enhance the safety of the world’s blood supply by inactivating viruses, bacteria, other pathogens and white blood cells.   The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc., is based on the company’s Helinx technology for controlling biological replication.   The Concord, California-based company is also pursuing novel therapeutic vaccine technologies, which are being developed to harness the power of the immune system against cancer and infectious disease.

Helinx is a trademark of Cerus Corporation

INTERCEPT and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding potential efficacy of products, product development, commercial potential and future stockholder value are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other research and development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, long term growth opportunity of Cerus, legal proceedings, actions by collaborators  and other factors discussed in the company’s most recent filings with the Securities and Exchange Commission.

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